 AGREEMENT

THIS AGREEMENT ("Agreement") is entered into as of the ___ day of August, 2002 by and between HARRELL HOSPITALITY GROUP, INC., a Delaware corporation whose address for notice is 16475 North Dallas Parkway, Suite 410, Addison, Texas 75001 ("HHG") and GALWAY FINANCIAL GROUP, INC., a Delaware corporation whose address for notice is Nine Greenwich Office Park, Greenwich, Connecticut 06831-5147 ("Galway"), and provides as follows:

R E C I T A L S

WHEREAS, HHG and Galway entered into a Hotel Acquisition Agreement dated as of March 1, 2002 (the "Hotel Agreement");

WHEREAS, pursuant to the Hotel Agreement, the parties formed Harrell - Galway Associates, L.L.C., a Delaware limited liability company ("HGA"), and subsequently HGA entered into three separate contracts to purchase hotels and associated land. The three prospective projects were (i) the Columbia Lakes Resort and properties in Brazoria County, Texas, (ii) the Howard Johnson's Inn at the medical center in San Antonio, Texas, and (iii) the Fort Worth Ramada Plaza Hotel, Fort Worth, Texas (collectively, the three hotel properties are referred to as the "Three Texas Hotels");

WHEREAS, as equity commitments were not obtained during the inspection periods and neither HHG nor Galway was willing to tender nonrefundable earnest money for the Three Texas Hotels, the contracts for the Three Texas Hotels have been or are in the process of being terminated by HGA at the end of the respective inspection periods under such contracts;

WHEREAS, the parties desire to terminate the Hotel Agreement and to reflect the current status of the relationship;

NOW THEREFORE, in consideration of the premises, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Termination. The parties agree that the Hotel Agreement is hereby terminated effective as of the date hereof. Without limiting the foregoing, the parties agree that the exclusivity provisions of Section 9.1 of the Hotel Agreement are hereby terminated. Therefore, both HHG and Galway are free to pursue acquisition and financing opportunities for hotel and hospitality properties on their own or with others. Without limiting the foregoing, the parties agree that the provisions of Article 3 of the Hotel Agreement, which relate to the issuance to Galway of shares of HHG or options therefor and representation by Galway nominees on HHG's board of directors, are hereby terminated.

2. No Fees Due. The parties agree that there are no sums due, as of the date of this Agreement, from one party to the other under the Hotel Agreement. However, as set forth below, in the event of a purchase or financing of any of the Three Texas Hotels, a fee may become payable.

3. Ongoing Business Opportunities. The termination of the Hotel Agreement does not indicate a desire to cease business transactions between the parties in the future. To the contrary, the parties desire to continue to pursue opportunities that may be mutually beneficial with respect to hotel acquisitions; specifically, the parties agree to attempt to form an equity fund together for the purpose of funding future hotel acquisitions. However, the parties expressly desire not to be bound by the terms and conditions of the Hotel Agreement and agree that any compensation arrangement with respect to a prospective acquisition is subject to the future negotiation and agreement between the parties.

4. Compensation for Acquisition of the Three Texas Hotels. The parties recognize that HHG and Galway have expended large amounts of time and funds in connection with the attempted purchase of the Three Texas Hotels. These costs include third party professional and due diligence fees, attorneys fees, and travel expenses. Attached as Schedule "A" hereto is a schedule of the Approved Expenses (as defined in the Hotel Agreement) incurred by each party in connection with the Hotel Agreement (the "Approved Expenses"). Galway shall not, for its own account or in concert with others (except for HHG) acquire or close upon any of the Three Texas Hotels. In the event that HHG, on its own or in combination with others, is able to acquire an ownership interest in or carried equity participation in a hotel (such portion received by HHG, the "HHG Ownership Interest") in connection with the acquisition or financing of any of the Three Texas Hotels within twelve months from the date of this Agreement, HHG agrees to tender a fair and reasonable portion of the HHG Ownership Interest to Galway in recognition of the efforts put forth during the term of the Hotel Agreement. The term HHG Ownership Interest does not encompass and specifically excludes management fees to be paid to HHG following an acquisition. The amount of the HHG Ownership Interest shared shall be determined by the parties on or about the time such acquisition closing occurs; provided that, the failure to reach agreement shall not be used as a basis to delay or prevent the closing of the hotel acquisition. By way of indicating the intent of the parties with respect to such shared portion, in no event do the parties believe a fair amount for the shared portion would be less than 10% or more than 50% of the HHG Ownership Interest. [For example, if HHG receives 20% ownership in one of the hotels, a reasonable share to Galway would be 10% to 50% of this amount, or stated another way, 2% to 10% total ownership of the hotel]. In the event that the parties, negotiating in good faith, cannot agree upon the portion of the HHG Ownership Interest to be paid to Galway, the parties agree to submit such disagreement, first to mediation, and if mediation is not successful, then to binding arbitration under the rules of the American Arbitration Association. Notwithstanding the determination or agreement as to the portion to be shared of the HHG Ownership Interest, all distributions in respect of pre-shared HHG Ownership Interest shall first be applied to the Approved Expenses until all Approved Expenses are paid. Until such Approved Expenses are fully repaid, each dollar of distributions in respect of the Ownership interest shall be divided between the parties in proportion to the percentage that such party's Approved Expenses bears to the total of the Approved Expenses.

5. HGA. Unless the parties later agree otherwise in writing, the parties agree to dissolve HGA on or before the date one year from the date hereof. The parties agree to each pay one-half of the legal fees and out-of-pocket costs associated with such dissolution. Except to the extent of any matters pending with respect to the Three Texas Hotels, neither party shall use or attempt to use HGA for future acquisitions without the written approval of the other. To the extent of any documents or instruments that may need to be executed or actions taken by HGA with respect to the Three Texas Hotels, the parties agree to cooperate with each other to facilitate such execution or actions. Specifically, the parties agree to sign such consents, agreements or other instruments as may be necessary to permit the timely closing of an acquisition of one or more of the Three Texas Hotels.

6. Governing Laws; Severability; Venue. This Agreement shall be deemed a contract made under the laws of the State of Texas and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of Texas. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. Any action or proceeding brought with respect to this Agreement shall be brought exclusively in Dallas County, Texas.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

HHG:

HARRELL HOSPITALITY GROUP, INC.

By:

Paul L. Barham, CEO

GALWAY:

GALWAY FINANCIAL GROUP, INC.

By:

William Cavagnaro, President